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                                                                      EXHIBIT 5

                    OPINION OF MORGAN, LEWIS & BOCKIUS LLP

January 16, 1996

INTERCO INCORPORATED
101 South Hanley Road
St. Louis, Missouri 63105

Re: INTERCO INCORPORATED - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for INTERCO INCORPORATED, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to 10,000,000 shares of the Company's common stock, no par value (the "Common Stock"), which shares of Common Stock are being sold by the Company. In this connection, we have reviewed (a) the Registration Statement; (b) the Company's Restated Certificate of Incorporation, as amended, and By-laws, as amended; and (c) certain records of the Company's corporate proceedings. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

In our opinion the shares of Common Stock to be sold by the Company are duly authorized, and, when sold by the Company to the Underwriters (as defined in the Registration Statement) as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to all references to our Firm in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Morgan, Lewis & Bockius LLP